Exhibit 21.1

ENTITIES OF ADVANCED MEDICAL OPTICS, INC.

NAME OF SUBSIDIARY	PLACE OF INCORPORATION OR ORGANIZATION
1. AMO Development, LLC	United States (Delaware)
2. AMO Holdings, Inc.	United States (Delaware)
3. AMO Manufacturing USA, LLC	United States (Delaware)
4. AMO Nominee Holdings, LLC	United States (Delaware)
5. AMO Sales and Service, Inc.	United States (Delaware)
6. AMO Spain Holdings, LLC	United States (Delaware)
7. AMO U.K. Holdings, LLC	United States (Delaware)
8. AMO US Holdings, Inc.	United States (Delaware)
9. AMO USA Sales Holdings, Inc.	United States (Delaware)
10. AMO USA, LLC	United States (Delaware)
11. Integrated Surgical Solutions, LLC	United States (Delaware)
12. Quest Vision Technology, Inc.	United States (California)
13. AMO WaveFront Sciences, LLC	United States (New Mexico)
14. Advanced Medical Optics Australia Pty Ltd.	Australia
15. AMO Belgium BVBA	Belgium
16. AMO Canada Company	Canada
17. AMO Global Holdings	Cayman Islands
18. AMO Ireland	Cayman Islands
19. AMO Puerto Rico Manufacturing, Inc.	Cayman Islands
20. VISX	Cayman Islands
21. AMO (Hangzhou) Co., Ltd.	China
22. AMO (Shanghai) Medical Devices Trading Co., Ltd.	China
23. AMO Denmark ApS	Denmark
24. AMO France SAS	France
25. AMO Germany GmbH	Germany
26. AMO Asia Limited	Hong Kong
27. Advanced Medical Optics India Private Limited	India
28. Allergan Trading International Limited	Ireland
29. AMO Ireland Export Ltd.	Ireland
30. AMO International Holdings	Ireland
31. AMO Ireland Finance	Ireland
32. AMO Regional Holdings	Ireland (Non Resident)
33. AMO Italy SrL	Italy
34. AMO Japan KK	Japan
35. AMO Malta Limited	Malta
36. AMO Netherlands BV	Netherlands
37. AMO Groningen B.V.	Netherlands
38. Advanced Medical Optics Norway ASA	Norway
39. AMO Singapore Pte. Ltd.	Singapore
40. Advanced Medical Optics Spain S.L.	Spain

41. AMO Manufacturing Spain, S.L.	Spain
42. Advanced Medical Optics Norden AB	Sweden
43. Advanced Medical Optics Uppsala AB	Sweden
44. AMO Switzerland GmbH	Switzerland
45. AMO United Kingdom, Ltd.	United Kingdom